Exhibit 99.2

ESCROW AGREEMENT

This Escrow Agreement (the "Escrow Agreement") is entered into effective as of the date of the last signature (the “Effective Date”), by and between IA Energy Corp., Wyoming corporation (the “Company”), John R. Munoz (the “Seller”), JJ C. Javier (the “Purchaser”), and Chachas Law Group P.C. as escrow agent hereunder ("Escrow Agent").

BACKGROUND

A.             Whereas, contemporaneously herewith Purchaser and Seller have entered into a Stock Purchase Agreement (the "Underlying Agreement"), pursuant to which Purchaser shall purchase from Seller (the “Transaction”) 25,025,000 Shares of the issued and outstanding common stock (the “Control Shares”) of the Company, owned by Seller.

B.              Whereas, to facilitate the purchase, sale, and delivery of the Control Shares, and the bringing its Delinquent SEC Reports (as defined in the Underlying Agreement) current and bringing the company in good standing in the State of Wyoming, the Purchaser and Seller desire to place and deposit with Chachas Law Group, P.C. (the “Escrow Agent”) such funds, documents and instruments set forth in Section 2 and 3 below (collectively referred to hereinafter as the “Escrow Deposit”) to be held, released, and delivered by the Escrow Agent in accordance herewith.

C.              Whereas, Escrow Agent has agreed to accept, hold, and disburse the Escrow Deposit in accordance with the terms of this Escrow Agreement.

AGREEMENT

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, for themselves, their successors and assigns, hereby agree as follows:

1.             Appointment of and Acceptance by Escrow Agent. Purchaser and Seller hereby appoint Escrow Agent to serve as escrow agent hereunder. Escrow Agent hereby accepts such appointment and agrees to hold, release, and disburse the Escrow Deposit in accordance with this Escrow Agreement.

2.             Purchaser’s Delivery and Deposits. Purchaser shall, in accordance with the terms of the Underlying Agreement, deliver to Escrow Agent the following:

(a)            the sum of $300,000.00 (the “Purchase Price”) within five (5) days of the Effective Date via wire transfer in accordance with the terms of the Underlying Agreement;

(b)            such other instruments and documents as may be reasonably requested by the Escrow Agent.

(c)            The Purchase Price (the “Escrow Funds”) shall be delivered to Escrow Agent by wire transfer to Chachas Law Group Attorney Trust Account:

Bank Name:	U.S. Bank
4747 Executive Drive, 3rd Floor
San Diego, California 92121
Telephone: (858) 334-0752
Contact: Lino Maldanado - Private Client Reserve

ABA Routing No.:	XXXXXXXXX
Account No.:	XXXX-XXXX-XXXX
BIC/Sort Code (Swift Code):	XXXXXXXXXXX

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3.             Seller Delivery and Deposit. Within fifteen (15) days of the Effective Date Seller shall, in accordance with the terms of the Underlying Agreement deliver to Escrow Agent the following:

(a)            stock certificates (and or an account statement if issued in Book Entry) representing the 25,025,000 Control Shares of the Company’s common stock (the “Certificates”), in accordance with the terms of the Underlying Agreement;

(b)           duly executed irrevocable stock power endorsed in blank with signatures medallion guaranteed (the “Stock Power”) corresponding to the Certificates, in accordance with the terms of the Underlying Agreement;

(c)            Resignations to Escrow Agent in accordance with the terms of the Underlying Agreement; and

(d)            such other instruments and documents as may be reasonably requested by the Escrow Agent.

(e)            The Certificates and Stock Power shall be delivered to Escrow Agent as set forth in Section 14.

4.              Disbursement of $75,000 Non-Refundable Payment. Within three (3) days of receipt of the Escrow Funds, Escrow Agent shall prepare and provide the Joint Written Director for execution by the Company, Seller and Purchasers, directing Escrow Agent to disburse the $75,000 Non-Refundable Payment out of the Purchase Price to the Company’s counsel in accordance with the terms of the Underlying Agreement;

5.             Investment of Escrow Funds. Escrow Agent shall have no duty to invest Escrow Funds and neither party shall be entitled to receive interest or other income on the Escrow Funds.

6.             Disbursements of Escrow Deposit. Escrow Agent shall release and disburse the Escrow Funds, the $75,000 Non-Refundable Payable, the Certificates, Stock Powers and Resignations at any time and from time to time, upon receipt of, and in accordance with, a Joint Written Direction (or on the sole written direction of Purchaser under the terms of the Underlying Agreement. Upon the expiration of the escrow, Escrow Agent shall distribute to Seller, as promptly as practicable, any remaining Escrow Funds not subject to a Claim Notice. Prior to any disbursement, Escrow Agent shall have received reasonable identifying information regarding the recipient such that Escrow Agent may comply with its regulatory obligations and reasonable business practices, including without limitation a completed United States Internal Revenue Service (“IRS”) Form W-9 or original IRS Form W-8, as applicable. Any funds to be distributed to Purchaser and/or Seller pursuant to this Escrow Agreement shall be made by wire transfer of immediately available funds to the bank account Purchaser or Seller provides Escrow Agent in written notice. Any physical delivery of Certificates, Stock Powers or any other instruments or documents shall be distributed and delivered to Purchaser and/or Seller as provided in Section 14, or such alternative address as provided to Escrow Agent in writing. For the purpose of this Agreement, "Joint Written Direction" shall mean a written direction executed by the Purchaser and Seller directing Escrow Agent to disburse all or a portion of the Escrow Funds, Certificates or Stock Powers, or to take or refrain from taking any other action pursuant to this Escrow Agreement.

7.             Suspension of Performance; Disbursement into Court. If, at any time, (i) there shall exist any dispute between Purchaser and Seller with respect to the holding or disposition of all or any portion of the Escrow Funds, Certificates or Stock Powers, or any other obligations of Escrow Agent hereunder, (ii) Escrow Agent is unable to determine, to Escrow Agent's sole satisfaction, the proper disposition of all or any portion of the Escrow Funds, Certificates or Stock Powers, or Escrow Agent's proper actions with respect to its obligations hereunder, or (iii) the Purchaser and Seller have not, after the furnishing by Escrow Agent of a notice of resignation pursuant to Section 8 hereof, appointed a successor Escrow Agent to act hereunder within the time limits specified in Section 8, then Escrow Agent may, in its sole discretion, take either or both of the following actions:

(a)            suspend the performance of any of its obligations (including without limitation any disbursement obligations) under this Escrow Agreement until such dispute or uncertainty shall be resolved to the sole satisfaction of Escrow Agent or until a successor Escrow Agent shall have been appointed.

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(b)            petition (by means of an interpleader action or any other appropriate method) any court of competent jurisdiction, in any venue convenient to Escrow Agent, for instructions with respect to such dispute or uncertainty, and to the extent required or permitted by law, pay into such court, for holding and disposition in accordance with the instructions of such court, all Certificates, Stock Powers and Escrow Funds, after deduction and payment to Escrow Agent of all fees and expenses (including court costs and attorneys' fees) payable to, incurred by, or expected to be incurred by Escrow Agent in connection with the performance of its duties and the exercise of its rights hereunder.

Escrow Agent shall have no liability to Purchaser or Seller, their respective owners, shareholders or members, officers, directors or any other person with respect to any such suspension of performance or disbursement into court, specifically including any liability or claimed liability that may arise, or be alleged to have arisen, out of or as a result of any delay in the disbursement of the Escrow Funds or any delay in or with respect to any other action required or requested of Escrow Agent.

8.             Termination on Disbursement. Upon disbursement of the entire Escrow Deposit, as directed by Purchaser and Seller in a Joint Written Direction, or with the court in accordance with Section 6, this Agreement will be terminated. Effective upon the termination of this Agreement, each party hereto, on behalf of itself and each of its respective successors, assigns, affiliates and representatives, hereby forever releases and discharges Escrow Agent from any and all liabilities, claims, liens, charges and other rights and obligations (each, a “Claim”) with respect to the Escrow Deposits and the release thereof and for any other Claim that may arise hereunder. The parties hereto hereby mutually agree that the release of the Escrow Deposits to the respective parties, in accordance with the provisions hereof, satisfies all rights and obligations of the Escrow Agent with respect to the Escrow Deposits under this Agreement.

(a)            Release of Unknown Claims. The Parties acknowledge and agree that this release applies to all claims for any injuries, damages, losses or claims, whether known or unknown, foreseen or unforeseen, patent or latent, that the Parties hereto now have or may acquire, and each Party hereto hereby waives application of California Civil Code Section 1542.

(b)            Each Party hereto certifies that such Party is aware of the provisions of California Civil Code Section 1542 which states:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.

(c)            The Parties hereto understand and acknowledge the significance and consequences of the waiver of California Civil Code Section 1542; and that this release and waiver of California Civil Code Section 1542 is a significant material part of the consideration of entering into this Agreement.

9.             Resignation or Removal of Escrow Agent. Escrow Agent may resign and be discharged from the performance of its duties hereunder at any time by giving thirty (30) days prior written notice to Purchaser and Seller specifying a date when such resignation shall take effect. Similarly, Purchaser and Seller may remove and discharge Escrow Agent from the performance of its duties hereunder at any time by jointly giving thirty (30) days prior written notice to the Escrow Agent specifying a date when such removal shall take effect. Upon any such notice of resignation or removal, Purchaser and Seller jointly shall appoint a successor escrow agent hereunder prior to the effective date of such resignation or removal. If the Purchaser and Seller fail to appoint a successor escrow agent within such time, the Escrow Agent shall have the right to petition a court of competent jurisdiction to appoint a successor escrow agent, and all costs and expenses (including without limitation attorneys’ fees) related to such petition shall be paid jointly and severally by Purchaser and Seller. The Escrow Agent shall transmit all records pertaining to the Escrow Funds and shall pay all Escrow Funds to the successor escrow agent, after making copies of such records as the Escrow Agent deems advisable and after deduction and payment to the Escrow Agent of all fees and expenses (including court costs and attorneys' fees) payable to, incurred by, or expected to be incurred by the Escrow Agent in connection with the performance of its duties and the exercise of its rights hereunder. After the Escrow Agent's resignation or removal, the provisions of this Escrow Agreement shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Escrow Agent under this Escrow Agreement.

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10.           Liability of Escrow Agent. The Escrow Agent undertakes to perform only such duties as are expressly set forth herein and no duties shall be implied. The Escrow Agent has no fiduciary or discretionary duties of any kind. The Escrow Agent shall have no liability under and no duty to inquire as to the provisions of any agreement other than this Escrow Agreement and the Underlying Agreement, including without limitation any other agreement between any or all of the parties hereto or any other persons even though reference thereto may be made herein. The Escrow Agent shall not be liable for any action taken or omitted by it in good faith except to the extent that a court of competent jurisdiction determines that the Escrow Agent’s gross negligence or willful misconduct was the sole cause of any loss to the Purchaser or Seller. Escrow Agent's sole responsibility shall be for the safekeeping and disbursement of the Escrow Funds in accordance with the terms of this Escrow Agreement. Escrow Agent shall not be charged with knowledge or notice of any fact or circumstance not specifically set forth herein. Escrow Agent may rely upon any notice, instruction, request or other instrument, not only as to its due execution, validity and effectiveness, but also as to the truth and accuracy of any information contained therein, which Escrow Agent shall believe to be genuine and to have been signed or presented by the person or parties purporting to sign the same. In no event shall Escrow Agent be liable for incidental, indirect, special, consequential or punitive damages or penalties (including, but not limited to lost profits), even if the Escrow Agent has been advised of the likelihood of such damages or penalty and regardless of the form of action. Escrow Agent shall not be responsible for delays or failures in performance resulting from acts beyond its control, including without limitation acts of God, strikes, lockouts, riots, acts of war or terror, epidemics, governmental regulations, fire, communication line failures, computer viruses, power failures, earthquakes or other disasters. Escrow Agent shall not be obligated to take any legal action or commence any proceeding in connection with the Escrow Funds, any account in which Escrow Funds are deposited, this Escrow Agreement or the Underlying Agreement, or to appear in, prosecute or defend any such legal action or proceeding. Escrow Agent may consult legal counsel selected by it in the event of any dispute or question as to the construction of any of the provisions hereof or of any other agreement or of its duties hereunder, or relating to any dispute involving any party hereto, and shall incur no liability and shall be fully indemnified from any liability whatsoever in acting in accordance with the advice of such counsel. Purchaser and Seller, jointly and severally, shall promptly pay, upon demand, the reasonable fees and expenses of any such counsel. Purchaser and Seller agree to perform or procure the performance of all further acts and things, and execute and deliver such further documents, as may be required by law or as Escrow Agent may reasonably request in connection with its duties hereunder.

The Escrow Agent is authorized, in its sole discretion, to comply with final orders issued or process entered by any court with respect to the Escrow Funds, without determination by the Escrow Agent of such court's jurisdiction in the matter. If any portion of the Escrow Funds is at any time attached, garnished or levied upon under any court order, or in case the payment, assignment, transfer, conveyance or delivery of any such property shall be stayed or enjoined by any court order, or in case any order, judgment or decree shall be made or entered by any court affecting such property or any part thereof, then and in any such event, the Escrow Agent is authorized, in its sole discretion, to rely upon and comply with any such order, writ, judgment or decree which it is advised by legal counsel selected by it is binding upon it without the need for appeal or other action; and if the Escrow Agent complies with any such order, writ, judgment or decree, it shall not be liable to any of the parties hereto or to any other person or entity by reason of such compliance even though such order, writ, judgment or decree may be subsequently reversed, modified, annulled, set aside or vacated.

11.           Indemnification of Escrow Agent. From and at all times after the date of this Escrow Agreement, Purchaser and Seller, jointly and severally, shall, to the fullest extent permitted by law, indemnify and hold harmless Escrow Agent and each director, officer, employee, attorney, agent and affiliate of Escrow Agent (collectively, the "Indemnified Parties") against any and all actions, claims (whether or not valid), losses, damages, liabilities, penalties, costs and expenses of any kind or nature (including without limitation reasonable attorneys' fees, costs and expenses) incurred by or asserted against any of the Indemnified Parties, whether direct, indirect or consequential, as a result of or arising from or in any way relating to any claim, demand, suit, action or proceeding (including any inquiry or investigation) by any person, including without limitation Purchaser and Seller, whether threatened or initiated, asserting a claim for any legal or equitable remedy against any person under any statute or regulation, including, but not limited to, any federal or state securities laws, or under any common law or equitable cause or otherwise, arising from or in connection with the negotiation, preparation, execution, performance or failure of performance in connection with this Escrow Agreement or any transactions contemplated herein, whether or not any such Indemnified Party is a party to any such action, proceeding, suit or the target of any such inquiry or investigation; provided, however, that no Indemnified Party shall have the right to be indemnified hereunder for any liability finally determined by a court of competent jurisdiction, subject to no further appeal, to have resulted solely from the gross negligence or willful misconduct of such Indemnified Party. Purchaser and Seller further agree, jointly and severally, to indemnify each Indemnified Party for all costs, including without limitation reasonable attorney’s fees, incurred by such Indemnified Party in connection with the enforcement of Purchaser’s and Seller’s indemnification obligations hereunder. Each Indemnified Party shall, in its sole discretion, have the right to select and employ separate counsel with respect to any action or claim brought or asserted against it, and the reasonable fees of such counsel shall be paid upon demand by the Purchaser and Seller jointly and severally. The obligations of Purchaser and Seller under this Section 10 shall survive any termination of this Escrow Agreement and the resignation or removal of Escrow Agent.

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12.           Compensation of Escrow Agent. Without limiting the joint and several nature of their obligations to Escrow Agent, the Escrow Fee to be paid to Escrow Agent shall be $3,000 which shall be payable by the Company and deducted from the $75,000 Non-Refundable Payment when the same is to be disbursed to the Company in accordance with Underlying Agreement. The Escrow Fee shall be deemed earned upon receipt and Escrow Agent is authorized to, and may disburse to such Escrow Fee.

13.           Representations and Warranties. Purchaser, the Seller and the Company each respectively make the following representations and warranties to Escrow Agent:

(a)            it has full power and authority to execute and deliver this Escrow Agreement and to perform its obligations hereunder; and this Escrow Agreement has been duly approved by all necessary action and constitutes its valid and binding agreement enforceable in accordance with its terms; and

(b)            each of the signatories hereto individually have full power and authority to execute and deliver any Joint Written Direction, to amend, modify or waive any provision of this Escrow Agreement and to take any and all other actions as authorized representatives under this Escrow Agreement, all without further consent or direction from, or notice to, it or any other party, provided that any change in designation of such authorized representatives shall be provided by written notice delivered to each party to this Escrow Agreement.

14.           Binding Effect; Successors. This Escrow Agreement shall be binding upon the respective parties hereto and their heirs, executors, successors or assigns. If the Escrow Agent consolidates, merges or converts into, or transfers all or substantially all of its corporate trust business (including the escrow contemplated by this Escrow Agreement) to another corporation, the successor or transferee corporation without any further act shall be the successor Escrow Agent.

8.1            Notices. All notices and other communications required or permitted under this Agreement shall be in writing delivered to the Parties at the mailing address, or regularly monitored electronic email address of the respective Party set forth below. Such notice or communication shall be deemed to have been given: (a) when received by the addressee if sent by a nationally recognized overnight courier (with confirmation of delivery); or (b) if sent by e-mail of a PDF document, when the recipient, by an e-mail sent to the e-mail address of the sender stated in this section, acknowledges having received that e-mail. Any party may change its notice address or email address by written notice to the other parties, given in accordance with this section.

If to Purchaser to:

JJ C. Javier

Unit 2102, One Global Place

5th Avenue Corner 25th Street

BGC, Taguig City 1630 Philippines

E-mail: __________________

If to Seller, addressed to:

John R. Munoz

One World Trade Center, Suite 130

Long Beach, CA 90831

E-mail: jrmun@msn.com

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If to the Company, addressed to:

IA Energy Corp

Attn: Thomas K. Emmitt

One World Trade Center, Suite 130

Long Beach, CA 90831

E-mail: tkemmitt@yahoo.com

If to Escrow Agent, address to:

Chachas Law Group P.C.

Attn: George G. Chachas

11682 El Camino Real, Suite 110

San Diego, CA 92130

Phone: (619) 894-1500

E-mail: gchachas@chachaslaw.com

For the purposed of this Agreement, “Business Day” means any day that is not a Saturday, a Sunday or a holiday on which commercial banks in Long Beach, California are authorized or required by law to close.

15.           Amendment, Waiver and Assignment. None of the terms or conditions of this Escrow Agreement may be changed, waived, modified, discharged, terminated or varied in any manner whatsoever unless in writing duly signed by each party to this Escrow Agreement. No course of conduct shall constitute a waiver of any of the terms and conditions of this Escrow Agreement, unless such waiver is specified in writing, and then only to the extent so specified. A waiver of any of the terms and conditions of this Escrow Agreement on one occasion shall not constitute a waiver of the other terms of this Escrow Agreement, or of such terms and conditions on any other occasion. This Escrow Agreement may not be assigned by any party without the written consent of the other parties.

16.           Severability. To the extent any provision of this Escrow Agreement is prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Escrow Agreement.

17.           Governing Law. All issues and questions concerning the construction, validity, interpretation and enforceability of this Agreement, any documents contemplated hereby, shall be governed by, and construed in accordance with, the laws of the State of California, without giving effect to any choice of law or conflict of law rules or provisions.

18.           Jurisdiction. Any action seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby or thereby shall be brought in and determined exclusively by the state courts in San Diego County in the State of California (or in the event of exclusive federal jurisdiction, the courts of the Southern District of California), and each of the Parties hereby consents to the jurisdiction of such courts in any such action. In no event shall either Party have any right to recover from the other Party any consequential damages as to any matter under, relating to or arising out of this Agreement or the transactions contemplated hereby.

19.           Waiver of Jury Trial. To the fullest extent permitted by applicable law, the Parties hereto hereby voluntarily and irrevocably waives trial by jury in any Proceeding brought in connection with this Agreement, any of the related agreements and documents, or any of the transactions contemplated hereby or thereby.

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20.           Tax Reporting. Escrow Agent shall have no responsibility for the tax consequences of this Agreement and Purchaser and Seller shall consult with independent counsel concerning any and all tax matters. Purchaser and Seller shall provide Escrow Agent Form W-9 and an original Form W-8, as applicable, for each payee, together with any other documentation and information requested by Escrow Agent in connection with Escrow Agent’s reporting obligations, if any, under applicable IRS regulations. If such tax documentation is not so provided, Escrow Agent shall withhold disbursement until such time as such requested information is provided to Escrow Agent. Purchaser and Seller shall prepare and file all required tax filings with the IRS and any other applicable taxing authority.

21.           Entire Agreement; No Third Party Beneficiaries. This Escrow Agreement constitutes the entire agreement between the parties relating to the holding, investment and disbursement of the Escrow Funds and sets forth in their entirety the obligations and duties of Escrow Agent with respect to the Escrow Funds. Nothing in this Escrow Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Escrow Agreement.

22.           Manner of Execution; Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Agreement by facsimile, portable document format (.pdf), DocuSign or other electronic transmission shall be equally as effective as delivery of a manually executed counterpart of this Agreement.

*** Signature Page Follows ***

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the dates set forth below.

IA ENERGY CORP.

Dated: November 14, 2022	/s/ Thomas K. Emmitt
By: Thomas K. Emmitt
Its: President and CEO

SELLER:

Dated: November 14, 2022	/s/ John R. Munoz
John R. Munoz

PURCHASER:

Dated: November 11, 2022	/s/ JJ C. Javier
JJ C. Javier

ESCROW AGENT:

Chachas Law Group P.C.

Dated: November 14, 2022	/s/ George G. Chachas
By: George G. Chachas
Title: President

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